Exhibit T3E-6
Hearing Date: August 21, 2007 at 10 a.m. (Eastern time)
Objection Deadline: August 20, 2007 at 12 p.m. (Eastern time)
LATHAM & WATKINS LLP
Sears Tower, Suite 5800
233 South Wacker Drive
Chicago, Illinois 60606-6401
(312) 876-7700
David S. Heller
Richard A. Levy
Keith A. Simon

Email:	david.heller@lw.com richard.levy@lw.com keith.simon@lw.com
-and-
LATHAM & WATKINS LLP
885 Third Avenue, Suite 1000
New York, NY 10022
(212) 906-1200
Henry P. Baer, Jr. (HB-3866)
Joseph Furst, III (JF-6136)

Email:	henry.baer@lw.com joseph.furst @lw.com
Counsel for Debtors and Debtors-in-Possession
Bally Legal Information Hotline:
Toll Free: (888) 251-3046
Bally Legal Information Website:
http://www.kccllc.net/bally

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re:		)	Chapter 11
)
	BALLY TOTAL FITNESS OF	)
	GREATER NEW YORK, INC., et al.,	)	Case No. 07-12395 (BRL)
)
	Debtors.	)
		)	Jointly Administered

NOTICE OF FILING FURTHER MODIFIED PLAN AND PLAN EXHIBITS

     PLEASE TAKE NOTICE that, as previously announced, the Debtors are seeking to modify their Joint Prepackaged Chapter 11 Plan of Reorganization of Bally Total Fitness Holding Corporation and its Affiliate Debtors, dated June 27, 2007 (the “Original Plan”) by certain plan modifications.
     PLEASE TAKE FURTHER NOTICE that, on August 13, 2007 (Docket Nos. 183 &184), the Debtors filed modifications to the Original Plan and to certain exhibits to the Original Plan with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).
     PLEASE TAKE FURTHER NOTICE that, as previously announced, the Debtors have reached agreement with holders of more than 55% of their Prepetition Senior Notes and holders of more than 80% of their Prepetition Senior Subordinated Notes regarding the terms of further modifications to their plan of reorganization and certain exhibits thereto.
     PLEASE TAKE FURTHER NOTICE THAT the Debtors have revised the applicable plan of reorganization documents (or entered into new agreements) to reflect the terms of such agreement and have filed the finalized documents with the Bankruptcy Court as exhibits to this Notice. Such documents are available free of charge on the SEC’s website at http://www.sec.gov, as well as on the Debtors’ Chapter 11 website at http://www.kccllc.net/bally. To the extent such documents are revised from prior versions that were filed with the Bankruptcy Court, the Debtors have provided a redline. Otherwise, clean copies have been provided.
     PLEASE TAKE FURTHER NOTICE THAT copies of such documents will also be made available at the hearing to approve the modified plan documents, which is scheduled to be heard by the Honorable Judge Lifland, United States Bankruptcy Judge, in court room 623 of the United States Bankruptcy Court, One Bowling Green, New York, NY 10004, on August 21, 2007 at 10 a.m. (prevailing Eastern time) (the “Approval Hearing”).
     PLEASE TAKE FURTHER NOTICE THAT the Debtors reserve all rights to make additional modifications to their plan of reorganization documents at any time either before or during the Approval Hearing

Dated: August 17, 2007		Respectfully submitted,
New York, NY
LATHAM & WATKINS LLP

	By:	/s/ David S. Heller
David S. Heller
Richard A. Levy
Keith A. Simon
Sears Tower, Suite 5800
233 South Wacker Drive
Chicago, Illinois 60606-6401
Telephone: (312) 876-7700
Facsimile: (312) 993-9767

-and-

	By:	/s/ Henry P. Baer, Jr.
Henry P. Baer, Jr. (HB-3866)
Joseph Furst, III (JF-6136)
885 Third Avenue, Suite 1000
New York, New York 10022
Telephone: (212) 906-1200
Facsimile: (212) 751-4864

Counsel for Debtors and Debtors-in-Possession

3